EXHIBIT 991.
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FOR IMMEDIATE RELEASE
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                       ATMI REVISES FIRST QUARTER OUTLOOK

         DANBURY, CT -- MARCH 29, 2007 -- ATMI, Inc. (NASDAQ: ATMI) today announced a reduction in its first quarter financial guidance, and now estimates revenues will be between $80-$84 million and earnings per share in the $0.17-$0.21 range. The Company previously estimated revenues in the range of $84-$88 million and earnings per share in the range of $0.28-$0.32.

         Doug Neugold, ATMI Chief Executive Officer said, "Our packaging business is experiencing a performance shortfall this quarter due to a manufacturing defect in one of its product lines which recently became apparent under certain use conditions. We are aggressively addressing this situation and working closely with our customers to minimize disruptions. Also contributing to our revised outlook is the incurring of certain operating expenses, e.g. litigation costs, earlier in the year than previously anticipated. Lastly, while the industry is experiencing soft seasonal wafer starts in Q1, we are achieving expected levels of sales in our materials product lines, though the product mix is contributing to a gross profit shortfall. Notwithstanding these short term issues, we remain confident about our new product initiatives and the growth outlook for our business over the balance of 2007."

         The Company plans to announce its first quarter financial results on April 25, 2007.

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ATMI UPDATES FIRST QUARTER 2007 OUTLOOK -- PAGE 2



         ATMI provides specialty materials and high-purity materials handling and delivery solutions to the worldwide semiconductor industry. For more information, please visit atmi.com.

         Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2007 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor industry growth (including, without limitation, wafer starts) or ATMI's markets; competition, problems, or delays developing and commercializing new products; problems or delays in integrating acquired operations and businesses; and other factors described in ATMI's filings with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

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For more information contact:
         Dean Hamilton
         Director, ATMI Investor Relations & Corporate Communications
         203.207.9349 Direct
         203.794.1100 x4202
         dhamilton@atmi.com
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